Exhibit 99.28(i)

June 19, 2019

North Capital Funds Trust
623 E. Fort Union Blvd.
Suite 101
Salt Lake City, Utah 84047

Re: North Capital Funds Trust; File Nos. 333-228904 and 811-23404

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the North Capital Funds Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Pre-Effective Amendment No. 2 under the Securities Act of 1933 (Amendment No. 2 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

Thompson Hine llp Attorneys at Law	41 South High Street Suite 1700 Columbus, Ohio 43215-6101	www.ThompsonHine.com O: 614.469.3200 F: 614.469.3361